Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended March 31,
(Dollars in millions, Unaudited)	2014	2013	V	%

Revenues
Revenues from services	$10,488	$11,442
Sales of goods	27	26
Total revenues	10,515	11,468	(8)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,599	4,907
Interest	2,161	2,382
Investment contracts, insurance losses and insurance
annuity benefits	643	689
Provision for losses on financing receivables	970	1,457
Total costs and expenses	8,373	9,435	(11)%

Earnings from continuing operations before
income taxes	2,142	2,033	5%
Benefit (provision) for income taxes	(198)	(84)
Earnings from continuing operations	1,944	1,949	(0)%

Earnings (loss) from discontinued operations, net of taxes	12	(120)

Net earnings	1,956	1,829	7%
Less net earnings attributable to
noncontrolling interests	11	11
Net earnings attributable to GECC	1,945	1,818	7%
Preferred stock dividends declared	-	-
Net earnings attributable to GECC common shareowner	$1,945	$1,818	7%

Amounts attributable to GECC
Earnings from continuing operations	$1,933	$1,938	(0)%
Earnings (loss) from discontinued operations, net of taxes	12	(120)
Net earnings attributable to GECC	$1,945	$1,818	7%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended March 31,
(Dollars in millions, Unaudited)	2014	2013	V	%

Revenues
Commercial Lending and Leasing (CLL)	$3,582	$3,507	2%
Consumer	3,602	3,825	(6)%
Real Estate	631	1,657	(62)%
Energy Financial Services	469	343	37%
GE Capital Aviation Services (GECAS)	1,345	1,379	(2)%
Total segment revenues	9,629	10,711	(10)%
GECC corporate items and eliminations	886	757	17%
Total revenues	$10,515	$11,468	(8)%

Segment profit
CLL	$564	$398	42%
Consumer	786	534	47%
Real Estate	239	690	(65)%
Energy Financial Services	153	83	84%
GECAS	352	348	1%
Total segment profit	2,094	2,053	2%
GECC corporate items and eliminations	(161)	(115)	(40)%
Earnings from continuing operations
attributable to GECC	1,933	1,938	(0)%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	12	(120)	F
Net earnings attributable to GECC	$1,945	$1,818	7%

(2)

General Electric Capital Corporation
Condensed Statement of Financial Position

(In billions, Unaudited)	March 31, 2014	December 31, 2013

Assets
Cash & marketable securities	$120.7	$118.5
Inventories	0.1	0.1
Financing receivables - net	247.2	253.0
Property, plant & equipment - net	50.5	51.6
Goodwill & intangible assets	27.6	27.3
Other assets	62.9	63.9
Assets of businesses held for sale	-	0.1
Assets of discontinued operations	1.4	2.3

Total assets	$510.4	$516.8

Liabilities and equity
Borrowings and bank deposits	$365.2	$371.1
Investment contracts, insurance liabilities and insurance annuity benefits	27.6	27.0
Other liabilities	31.5	31.8
Liabilities of businesses held for sale	-	-
Liabilities of discontinued operations	1.1	3.8
GECC shareowners' equity	84.6	82.7
Noncontrolling interests	0.4	0.4

Total liabilities and equity	$510.4	$516.8

(3)